                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                                 BENTHOS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, $.0667 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  082641 10 1
                        ------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
                                                              PAGE 2 OF 6 PAGES
===============================================================================


  CUSIP NO.  082641 10 1


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RONALD K. CHURCH, individually

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          128,250
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          128,250
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      128,250
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                        [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

                                 SCHEDULE 13G
                                                             Page 3 of 6 Pages
===============================================================================


  CUSIP NO.  082641 10 1


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ronald K. Church, as trustee of the Ronald K. Church 1996 Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          128,250
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          128,250
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      128,250
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                        [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      00

------------------------------------------------------------------------------

                                 SCHEDULE 13G
                                                              Page 4 of 6 Pages
===============================================================================


  CUSIP NO. 082641 10 1


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nancy O. Church, as trustee of the Ronald K. Church 1996 Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          128,250
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          128,250
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      128,250
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                        [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      00

------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP No. 082641 10 1                                         Page 5 of 6 Pages


Item 1    Issuer

     (a)  The name of the issuer is Benthos, Inc. (the "Issuer").

     (b) The address of the Issuer's principal executive offices is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

Item 2    Reporting Persons

     (a) The names of the persons filing this Schedule are Ronald K. Church, individually, and Ronald K. Church and Nancy O. Church, as trustees of the Ronald K. Church 1996 Trust (the "Reporting Persons").

     (b) The address of the Reporting Persons is 46 Riddle Hill Road, Falmouth, Massachusetts 02540.

     (c)  The Reporting Persons are citizens of the United States of America

     (d) The title of the class of securities to which this Schedule relates is Common Stock, $.0667 par value.

     (e) The CUSIP number of this class of securities is 082641 10 1.

Item 3    Type of Reporting Person

     Not Applicable

Item 4    Ownership

     Reference is made to Items 5 through 11 of the Cover Pages of this Schedule.

Item 5    Ownership of Five Percent or Less of a Class

     Not applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable

Item 7    Identification and Classification of Subsidiary, etc.

     Not Applicable

                                 SCHEDULE 13G

CUSIP No. 082641 10 1                                         Page 6 of 6 Pages


Item 8    Identification and Classification of Members of the Group

     This Schedule is being filed on behalf of each of Ronald K. Church, individually, and Ronald K. Church and Nancy O. Church, as trustees of the Ronald K. Church 1996 Trust. Under (S)13(d) of the Securities Exchange Act of 1934, said persons may be deemed to be a "group".

     Mr. and Mrs. Church are co-trustees of the trust which was established by Mr. Church in 1996. The trust instrument provides that it is revocable by Mr. Church at his sole election.

Item 9    Notice of Dissolution of Group

     Not Applicable

Item 10   Certifications

     Not Applicable


                                   Signature

     After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 8, 1999
                                        -------------------------
                                                 Date


                                            RONALD K. CHURCH
                                        ---------------------------
                                            Ronald K. Church



                                            RONALD K. CHURCH
                                        ---------------------------
                                         Ronald K. Church, Trustee



                                            NANCY O. CHURCH
                                        ---------------------------
                                         Nancy O. Church, Trustee